PITNEY BOWES ANNOUNCES FIRST QUARTER RESULTS

STAMFORD, Conn., April 24 /PRNewswire-FirstCall/ -- Pitney Bowes Inc. (NYSE: PBI) today reported first quarter 2006 financial results.

Commenting on the company's financial performance during the quarter, Chairman and CEO Michael J. Critelli noted, "I am very pleased that we have started the year on such a solid footing with a well diversified base of revenue and earnings growth and significant free cash flow. Our performance this quarter was driven by our expanded presence in the mailstream and our ability to provide a wide array of innovative solutions for managing the physical and electronic mail and document flows for customers of all sizes."

FIRST QUARTER 2006 RESULTS

For the first quarter 2006, revenue increased seven percent to $1.4 billion and earnings before interest and taxes (EBIT) increased 11 percent to $298 million. Net income for the quarter was $153.5 million or $.67 per diluted share versus $.62 in the prior year. Net income included an after-tax charge of $4 million or $.02 per diluted share as part of an ongoing restructuring program.

Excluding the impact of restructuring in both periods and the contribution to charitable foundations in the first quarter of 2005, adjusted diluted earnings per share was $.69 this quarter versus $.61 in the prior year. The company is continuing to review various disposition alternatives for its Capital Services business. This business contributed $.05 per diluted share this quarter versus $.03 per diluted share in the prior year.

The company generated $267 million in cash from operations during the quarter. Adjusted free cash flow was $203 million. Adjusted free cash flow reflects cash from operations after subtracting capital expenditures and excluding the restructuring charges.

The company used $152 million to repurchase 3.6 million of its shares during the quarter and has $389 million of remaining authorization for future share repurchases.

Global Mailstream Solutions includes worldwide revenue and related expenses from the sale, rental, and financing of mail finishing, mail creation, shipping, and production mail equipment; supplies; support services; payment solutions; and mailing and customer communication software.

In the first quarter, Global Mailstream Solutions revenue increased four percent to $972 million and EBIT increased five percent to $284 million, when compared with the prior year.

Revenue from mailing in the U.S. increased five percent to $578 million and EBIT grew six percent to $228 million. Revenue growth was favorably impacted by continued demand for networked digital mailing systems and related financing and supplies. However, revenue from rentals and support services was negatively impacted by the continued changing mix of the company's product line toward fully featured smaller systems.

Revenue from document messaging technologies (DMT) in the U.S. grew eight percent during the quarter to $98 million and EBIT grew 82 percent to $6 million. Revenue growth benefited from increased placements of high-speed inserters and growth at Group 1 Software, driven by sales of its business geographics software.

Revenue outside of the U.S. grew one percent to $296 million and EBIT declined three percent to $50 million. Non-U.S. revenue was adversely affected by foreign currency translation; weakness in the DMT business in Europe; and sluggish performance in Canada. However, the company experienced continued growth with small business customers, financing and supplies for digital mailing systems. EBIT was negatively impacted during the quarter by foreign currency translation and greater than expected transitional expenses related to European and Canadian restructuring.

Global Business Services includes worldwide revenue and related expenses from facilities management contracts, reprographics, document management, and other value-added services to key vertical markets; and mail services operations, which include presort mail services, international outbound mail services, and direct mail marketing services.

For the quarter, Global Business Services reported revenue growth of 11 percent to $386 million and EBIT growth of 87 percent to $32 million, versus the prior year.

Management services had flat revenue growth for the quarter at $268 million and a 47 percent increase in EBIT to $21 million. These results were consistent with the company's strategy to exit unprofitable accounts and focus on offering higher value services and reducing administrative costs. Stronger than expected performance in the U.S. was partially offset by a revenue decline in Europe.

Mail services revenue grew 46 percent versus the first quarter of the prior year to $119 million and EBIT increased 255 percent to $12 million. Revenue benefited from the continued growth in presort and international mail services and the acquisition of Imagitas in the second quarter of 2005. EBIT improved as a result of the successful integration of recently acquired sites and the consolidation of lower margin locations.

Capital Services revenue for the quarter increased 37 percent to $46 million and EBIT increased 72 percent to $33 million. The quarter's results included asset sales that added an incremental $.03 per diluted share. The results also included higher revenue, EBIT and interest expense due to the revision of the accounting for certain leveraged leases to operating leases that took effect at the end of 2005. This revision in accounting did not impact net income.

On March 9, 2006, the company announced that, consistent with its previously stated desire to exit the Capital Services business in a way that maximizes shareholder value, it would explore a broader range of asset and business disposition options, including a spin-off, a sale of the business, or a sale of all or a portion of the assets. The company intends to reach a conclusion in the near future on the best alternative to pursue.

In the meantime, the company will continue to manage the Capital Services business to maximize its value for shareholders, as evidenced by the asset sales it has completed over the past several quarters and its announcement that it has signed a definitive agreement to sell the Imagistics lease portfolio. The sale of the Imagistics lease portfolio will no longer be contingent on a supplemental ruling from the IRS as it relates to a potential spin-off of the Capital Services external financing business. Therefore, the company expects the sale of this portfolio to close shortly.

Second Quarter and Full Year 2006 Outlook

The company anticipates second quarter revenue growth in the range of five to seven percent and diluted earnings per share in the range of $.62 to $.69, including $.01 to $.04 of restructuring charges. Excluding restructuring charges, adjusted diluted earnings per share for the second quarter are expected to be in the range of $.66 to $.70. The earnings per share estimates for the second quarter include $.01 to $.03 of earnings from the Capital Services business.

For the full year 2006, the company increased its guidance for revenue growth to five to seven percent and increased its expected diluted earnings per share by $.03 to the range of $2.67 to $2.82. Excluding the $.05 to $.10 per share of anticipated restructuring charges for the year, adjusted earnings per share is expected to be in the range of $2.77 to $2.87. Included in the earnings per share estimates for the full year 2006 is $.08 to $.10 from the Capital Services business.

Management of Pitney Bowes will discuss the company's results in a conference call today at 5:00 p.m. EDT. Instructions for listening to the conference call over the WEB are available on the Investor Relations page of the company's web site at http://www.pb.com/investorrelations.

Pitney Bowes engineers the flow of communication. The company is a $5.6 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit http://www.pitneybowes.com/.

Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors' understanding of the company's results of operations. The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, the earnings per share and free cash flow results are adjusted to exclude the impact of special items such as restructuring charges and write downs of assets, which materially impact the comparability of the company's results of operations. Restructuring charges often reflect retooling of the business in an episodic way. Although they represent actual expenses to the company, these episodic charges might mask the periodic income associated with our business had there not been a retooling. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges and contributions to its pension funds. Of course, these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash items, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income, for purposes of measuring the performance of its unit management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables.

The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company's web site http://www.pb.com/investorrelations in the Investor Relations section.

The information contained in this document is as of April 24, 2006. Quarterly results are preliminary and unaudited. This document contains "forward-looking statements" about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. For us forward-looking statements include, but re not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the second quarter and full year 2006, and our expected diluted earnings per share for the second quarter and for the full year 2006. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: negative developments in economic conditions, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2005 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or dispositions.

Note: Consolidated statements of income for the three months ended March 31, 2006 and 2005, and consolidated balance sheets at March 31, 2006, December 31, 2005, and March 31, 2005, are attached.

                                Pitney Bowes Inc.
                        Consolidated Statements of Income
                                   (Unaudited)

(Dollars in thousands, except per share data)

                                              Three Months Ended March 31,
                                                  2006            2005 (1)
Revenue from:
   Sales                                               $405,778        $381,427
   Rentals                                              196,812         201,641
   Financing                                            174,996         157,275
   Support services                                     194,543         194,934
   Business services                                    386,368         349,103
   Capital Services                                      45,607          33,408

          Total revenue                               1,404,104       1,317,788

Costs and expenses:
   Cost of sales                                        177,446         168,221
   Cost of rentals                                       43,539          42,317
   Cost of support services                             102,615         100,366
   Cost of business services                            306,326         289,110
   Selling, general and administrative                  439,865         413,810
   Research and development                              41,536          41,778
   Interest, net                                         65,330          46,816
   Restructuring charge                                   5,597         (15,840)
   Other (income)/expense                               (10,599)         10,000

          Total costs and expenses                    1,171,655       1,096,578

Income from continuing operations
  before income taxes                                   232,449         221,210

Provision for income taxes                               78,921          75,935

Income from continuing operations                       153,528         145,275
Discontinued operations                                      --              --

Net income                                             $153,528        $145,275

Basic earnings per share
  Continuing operations                                   $0.68           $0.63
  Discontinued operations                                    --              --

  Net income                                              $0.68           $0.63

Diluted earnings per share
  Continuing operations                                   $0.67           $0.62
  Discontinued operations                                    --              --

  Net income                                              $0.67           $0.62

Average common and potential common
   shares outstanding                               228,921,497     233,739,116

(1) Prior year amounts have been reclassified to conform with the current year presentation.

                                Pitney Bowes Inc.
                           Consolidated Balance Sheets
                                   (Unaudited)

(Dollars in thousands, except per share data)

Assets                                     03/31/06    12/31/05(1)   03/31/05(1)
  Current assets:
    Cash and cash equivalents              $195,341      $243,509      $322,544
    Short-term investments, at
     cost which approximates market          70,795        56,193        13,706
    Accounts receivable, less
     allowances:  03/06 $46,646
     12/05 $46,261   03/05 $49,353          660,270       658,198       596,435
Finance receivables,
 less allowances:  03/06 $56,488
 12/05 $52,622  03/05 $69,172             1,425,953     1,342,446     1,346,786
  Inventories                               225,870       220,918       224,095
  Other current assets and
   prepayments                              215,225       221,051       201,748

    Total current assets                  2,793,454     2,742,315     2,705,314

Property, plant and equipment, net          615,544       621,954       638,811
Rental property and equipment, net        1,006,466     1,022,031     1,041,157
Property leased under capital
 leases, net                                  2,673         2,611         2,897
Long-term finance receivables,
 less allowances: 03/06 $70,133
 12/05 $76,240   03/05 $92,910            1,831,442     1,841,673     1,765,218
Investment in leveraged leases
                                          1,413,717     1,470,025     1,441,678
Goodwill                                  1,646,883     1,611,786     1,437,679
Intangible assets, net                      349,564       347,414       315,593
Other assets                                928,719       961,573       846,508

Total assets                            $10,588,462   $10,621,382   $10,194,855

Liabilities and stockholders'
 equity
Current liabilities:
  Accounts payable and accrued
   liabilities                           $1,453,640    $1,538,860    $1,427,383
  Income taxes payable                       85,806        55,903       259,897
  Notes payable and current portion
   of long-term obligations                 894,232       857,742       792,489
  Advance billings                          496,535       458,392       466,329

    Total current liabilities             2,930,213     2,910,897     2,946,098

Deferred taxes on income                  1,907,769     1,859,950     1,694,975
Long-term debt                            3,778,208     3,849,623     3,519,365
Other noncurrent liabilities                313,673       326,663       341,961

    Total liabilities                     8,929,863     8,947,133     8,502,399

Preferred stockholders' equity
 in a subsidiary company                    310,000       310,000       310,000

Stockholders' equity:
  Cumulative preferred stock, $50
   par value, 4% convertible                     17            17            17
  Cumulative preference stock, no
   par value, $2.12 convertible               1,140         1,158         1,235
  Common stock, $1 par value                323,338       323,338       323,338
  Capital in excess of par value            199,929       198,213       177,862
  Retained earnings                       4,430,100     4,349,146     4,198,635
  Accumulated other comprehensive
   income                                    97,125        76,917       121,540
  Treasury stock, at cost                (3,703,050)   (3,584,540)   (3,440,171)

    Total stockholders' equity            1,348,599     1,364,249     1,382,456

Total liabilities and
 stockholders' equity                   $10,588,462   $10,621,382   $10,194,855

(1) Prior period amounts have been reclassified to conform with the current year presentation.

                                Pitney Bowes Inc.
                                Revenue and EBIT
                                Business Segments
                                 March 31, 2006
                                   (Unaudited)

(Dollars in thousands)
                                                                             %
                                              2006            2005 (2)    Change
First Quarter

    Revenue

    Inside the U.S. - Mailing               $578,364          $552,700       5%
                    - DMT                     98,010            91,118       8%
    Outside the U.S.                         295,755           291,459       1%
    Global Mailstream Solutions              972,129           935,277       4%

    Global Management Services               267,503           267,905       0%
    Mail Services                            118,865            81,198      46%
    Global Business Services                 386,368           349,103      11%

    Capital Services                          45,607            33,408      37%

    Total Revenue                         $1,404,104        $1,317,788       7%

    EBIT (1)

    Inside the U.S. - Mailing               $228,138          $215,876       6%
                    - DMT                      6,432             3,541      82%
    Outside the U.S.                          49,805            51,484      (3%)
    Global Mailstream Solutions              284,375           270,901       5%

    Global Management Services                20,531            13,991      47%
    Mail Services                             11,807             3,323     255%
    Global Business Services                  32,338            17,314      87%

    Capital Services                          33,376            19,454      72%

    Total EBIT                              $350,089          $307,669      14%

    Unallocated amounts:
       Interest, net                         (65,330)          (46,816)
       Corporate expense                     (46,713)          (45,483)
       Restructuring charge                   (5,597)           15,840
       Other expense                              --           (10,000)
    Income before income taxes              $232,449          $221,210


(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses.

(2) Prior year amounts have been reclassified to conform with the current year presentation.

                                Pitney Bowes Inc.
       Reconciliation of Reported Consolidated Results to Adjusted Results
                                   (Unaudited)

(Dollars in thousands, except per share amounts)

                                                    Three months ended March 31,
                                                        2006           2005

GAAP income from continuing operations
 before income taxes, as reported                     $232,449       $221,210
    Restructuring charge                                 5,597        (15,840)
    Contributions to charitable foundations                 --         10,000
Income from continuing operations
  before income taxes, as adjusted                     238,046        215,370
Provision for income taxes, as
 adjusted above                                         80,936         73,226
Income from continuing operations, as
 adjusted                                             $157,110       $142,144


GAAP diluted earnings per share, as reported             $0.67          $0.62
    Restructuring charge                                  0.02          (0.04)
    Contributions to charitable foundations                 --           0.03
Diluted earnings per share from continuing
  operations, as adjusted                                $0.69          $0.61


GAAP net cash provided by operating
 activities, as reported                              $267,066       $192,359
     Capital expenditures                              (83,015)       (79,539)
     Restructuring payments                             19,250         21,292
     Contributions to charitable
      foundations                                           --         10,000
Free cash flow, as adjusted                           $203,301       $144,112


Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Editorial - Sheryl Y. Battles
            VP, Corp. Communications
            203/351-6808